UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 28, 2015

Medley Capital Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-35040	27-4576073
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

375 Park Avenue, 33rd Floor
New York, NY 10152

(Address of principal executive offices)

Registrant’s telephone number, including area code (800) 450-4424

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Entry into a Material Definitive Agreement.

Amendment and Restatement of the Credit Facilities

On July 28, 2015 (the “Closing Date”), Medley Capital Corporation (the “Company”) entered into the Amended and Restated Senior Secured Revolving Credit Agreement (the “Amended and Restated Revolver Agreement”) and the Amended and Restated Senior Secured Term Loan Credit Agreement (the “Amended and Restated Term Loan Agreement,” together with the Amended and Restated Revolver Agreement, the “Amended and Restated Credit Agreements”), each with certain lenders party thereto and ING Capital LLC, as administrative agent (the “Administrative Agent”).  The Amended and Restated Credit Agreements amend and restate in their entirety the Company’s Senior Secured Revolving Credit Agreement (the “Revolving Credit Facility”) and the Senior Secured Term Loan Credit Agreement (the “Term Loan Facility,” together with the Revolving Credit Facility, each as amended and restated, the “Facilities”).

The Facilities were amended to, among other things, (i) in the case of the Revolving Credit Facility, permit the step down of the interest rate when the Borrower maintains a Minimum Credit Rating (as defined in the Amended and Restated Revolver Agreement) (A) for LIBOR loans, to LIBOR (with no minimum) plus 2.50% and (B) for base rate loans, to the base rate plus 1.50%, extend the revolving period until July 2019 and extend the final maturity date until July 2020 and (ii) in the case of the Term Loan Facility, reduce the interest rate (A) for LIBOR loans, to LIBOR (with no minimum) plus 3.00% and (B) for base rate loans, to the base rate plus 2.00%, permit the step down of the interest rate when the Borrower maintains a Minimum Credit Rating (as defined in the Amended and Restated Term Loan Agreement) (A) for LIBOR loans, to LIBOR (with no minimum) plus 2.75% and (B) for base rate loans, to the base rate plus 1.75% and extend the final maturity date until July 2020.

As of July 28, 2015, total commitments under the Facilities are $517.5 million, comprised of $343.5 million committed to the Revolving Credit Facility and $174 million funded under the Term Loan Facility.

Borrowings under the Facilities are subject to, among other things, a minimum borrowing/collateral base and substantially all of the Company’s assets are pledged as collateral under the Facilities. In addition, the Facilities require the Company to, among other things (i) make representations and warranties regarding the collateral as well the Company’s business and operations, (ii) agree to certain indemnification obligations and (iii) agree to comply with various affirmative and negative covenants. The documentation for each of the Facilities also includes default provisions such as the failure to make timely payments under the Facilities, the occurrence of a change in control and the failure by the Company to materially perform under the operative agreements governing the Facilities, which, if not complied with, could accelerate repayment under the Facilities, thereby materially and adversely affecting the Company’s liquidity, financial condition and results of operations.

The foregoing description of the Amended and Restated Revolver Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Revolver Agreement attached hereto as Exhibit 10.1.

The foregoing description of the Amended and Restated Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Term Loan Agreement attached hereto as Exhibit 10.2.

Item 2.03          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 8.01         Other Events.

On July 28, 2015, the Company issued a press release announcing its entry into the Amended and Restated Credit Agreements. A copy of the Company’s press release announcing its entry into the Amended and Restated Credit Agreements is attached hereto as Exhibit 99.1.

Item 9.01          Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Senior Secured Revolving Credit Agreement, dated as of July 28, 2015, by and among the Company as borrower, each of the subsidiary guarantors party thereto, the Lenders party thereto and ING Capital LLC, as Administrative Agent.

10.2	Amended and Restated Senior Secured Term Loan Credit Agreement dated as of July 28, 2015, by and among the Company as borrower, each of the subsidiary guarantors party thereto, the Lenders party thereto and ING Capital LLC, as Administrative Agent.

99.1	Press release dated July 28, 2015.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2015	MEDLEY CAPITAL CORPORATION

	By:	/s/ Richard T. Allorto
Name: Richard T. Allorto Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Senior Secured Revolving Credit Agreement, dated as of July 28, 2015, by and among the Company as borrower, each of the subsidiary guarantors party thereto, the Lenders party thereto and ING Capital LLC, as Administrative Agent.

10.2	Amended and Restated Senior Secured Term Loan Credit Agreement dated as of July 28, 2015, by and among the Company as borrower, each of the subsidiary guarantors party thereto, the Lenders party thereto and ING Capital LLC, as Administrative Agent.

99.1	Press release dated July 28, 2015.